EXHIBIT 97.1

One Stop Systems, Inc.

Compensation Recovery Policy

Adopted: October 31, 2023

1.
INTRODUCTION

One Stop Systems, Inc. (the “Company”) is committed to creating and maintaining strong corporate governance practices. As part of this commitment, and in order to comply with applicable rules and regulations, the Company’s Board of Directors (the “Board”) has adopted this Compensation Recovery Policy (this “Policy”). The purpose of this Policy is to provide for the recoupment of certain Incentive-based Compensation from Covered Persons in the event of an Accounting Restatement in accordance with the terms herein. This Policy is designed to comply with, and will be interpreted in a manner consistent with, Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules of the Nasdaq Stock Market (“Nasdaq”), including any interpretive guidance provided by Nasdaq.

All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 3, below.

2.
EFFECTIVE DATE

This Policy shall apply to all Incentive-based Compensation Received by Covered Persons on or after October 2, 2023, in accordance with Rule 10d-1 of the Exchange Act (“Rule 10d-1”).

3.
DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Policy:

a.
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

b.
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

c.
“Covered Persons” means each individual who is currently or was previously designated as an “officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

d.
“Incentive-based Compensation” means all cash, equity-based compensation or any other compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

e.
“Eligible Incentive Compensation” means all Incentive-based Compensation Received by a Covered Person (i) on or after October 2, 2023, (ii) after beginning service as a Covered Person, (iii) who served as a Covered Person at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Covered Person is serving at the time the Recoverable Incentive Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period.

f.
“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total stockholder return (and any measures that are derived wholly or in part from stock price or total stockholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the Commission.

g.
“Received” means that the Financial Reporting Measure specified for earning an Incentive-Based Compensation award is attained in the relevant Company fiscal period, even if the payment, grant, vesting or settlement of the Incentive-Based Compensation occurs after the end of that fiscal period.

h.
“Recoverable Incentive Compensation” means, with respect to each Covered Person in connection with an Accounting Restatement, the amount of Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been received by the Covered Person had it been determined based on the restated amounts, computed without regard to any taxes paid.

i.
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

4.
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

In the event of an Accounting Restatement, the Company will require any Covered Person to repay to the Company, reasonably promptly after the occurrence of the Accounting Restatement, any part of the Recoverable Incentive Compensation received by a Covered Person during the Clawback Period in accordance with the rules of Nasdaq and Rule 10D-1. The Compensation Committee of the Company’s Board (the “Committee”) shall determine the amount of any Recoverable Incentive Compensation for each Covered Person, as applicable, and shall promptly provide written notice of such Covered Person of the amount of Recoverable Incentive Compensation that they are required to return or repay to the Company. The Committee retains the discretion to define what would constitute “reasonably promptly” so as to achieve the appropriate balance of cost and speed in determining the most appropriate means to seek recovery.

The amount of the Recoverable Incentive Compensation to be recovered will be calculated on a gross (not after-tax) basis. For Incentive-based Compensation based on (or derived from) the Company’s stock price or total stockholder return, where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total stockholder return upon which the Incentive-based Compensation was received. The Company shall maintain records of the calculations of such reasonable estimate and documentation related thereto, as required by Nasdaq rules.

The Company will recover reasonably promptly the amount of Recoverable Incentive Compensation erroneously awarded unless the Committee determines that it is impracticable to do so, in accordance with Rule 10D-1. Examples of such impracticability include instances where the direct costs to be paid to a third party to assist in enforcing recovery would exceed the erroneously awarded Recoverable Incentive Compensation; if pursuing such recovery would be in violation of applicable law; or if recovery of the erroneously awarded Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

To the extent that a Covered Person fails to repay all Recoverable Incentive Compensation to the Company within a reasonable period, the Company may take all actions it deems to be reasonable and appropriate, in its discretion, to recover such Recoverable Incentive Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Recoverable Incentive Compensation in accordance with the immediately preceding sentence.

5.
METHOD OF RECOVERY

Subject to compliance with applicable law, the Committee will determine, in its sole discretion, the form and method for recovering Recoverable Incentive Compensation hereunder, which may include, without limitation: (i) requiring reimbursement of cash Recoverable Incentive Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, transfer or other disposition of any equity-based awards; (iii) offsetting the recovered amount from any compensation otherwise owed by the Company to the Covered Person; (iv) cancelling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee. Notwithstanding the foregoing, in no event may the Committee accept an amount that is less than the amount of Recoverable Incentive Compensation in satisfaction of a Covered Person’s obligations hereunder. The method of recovery selected by the Committee will in all instances be designed to effectuate the purpose of preventing Covered Persons from retaining compensation that they received and to which they were not entitled under the Company’s restated financial results.

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

6.
OTHER RECOVERY RIGHTS

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, severance or change in control agreement, equity award agreement or similar agreement and any other legal or equitable remedies available to the Company. Further, the exercise by the Compensation Committee of any rights pursuant to this

Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any person subject to this Policy.

7.
DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy required by applicable Commission rules.

8.
ADMINISTRATION AND INTERPRETATION

The application of this Policy to Covered Persons is not discretionary, except to the limited extent provided above, and applies without regard to whether a Covered Person was at fault.

This Policy shall be administered by the Committee, and any determinations of the Committee shall be final and binding on all affected individuals.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with the applicable rules of Nasdaq, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the Commission or Nasdaq promulgated or issued in connection therewith.

9.
PROHIBITION OF INDEMNIFICATION AND REIMBURSEMENT

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event shall the Company be permitted to reimburse any Covered Person for or, insure or indemnify any Covered Person against, (i) the loss of any Recoverable Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to a Covered Person from the application of this Policy or that waives the Company’s right to recovery of any Recoverable Incentive Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

10.
AMENDMENT; TERMINATION

The Committee may amend this Policy from time to time, in its discretion, and shall amend this Policy as it deems necessary and advisable. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Commission rule or Nasdaq rule.

Subject to applicable law, this Policy will terminate and no longer be enforceable if or when the Company ceases to be a listed issuer within the meaning of Section 10D of the Exchange Act.

11.
SUCCESSORS

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

12.
ACKNOWLEDGEMENT BY COVERED PERSONS; CONDITION TO ELIGIBILITY FOR INCENTIVE COMPENSATION

Each Covered Person shall read this Policy and return the Attestation and Acknowledgement of the Compensation Recovery Policy, attached as Exhibit A hereto, to the Company, provided that the failure to return such acknowledgement will have no impact on the applicability or enforceability of this Policy. After the Effective Date, the Company must be in receipt of a Covered Person’s acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive Compensation.

Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF THE COMPENSATION RECOVERY POLICY

By my signature below, I acknowledge and agree that:

•
I have received and read the Compensation Recovery Policy (the “Policy”) of One Stop Systems, Inc. (the “Company”).

•
The Policy applies to me, and all of my beneficiaries, heirs, executors, administrators or other legal representatives and that the Company’s right to recovery in order to comply with applicable law will apply.

•
The provisions of the Policy are binding and supersede any contrary or inconsistent agreement that I may have entered into with the Company prior to the Effective Date (as defined in the Policy), or that I may enter into with the Company in the future, and neither the Policy, nor the application of the Policy to me, gives rise to a resignation for good reason (or similar concept) by me under any applicable employment agreement or arrangement.

•
I will be bound by and will comply with the Policy and understand that determinations of the Committee (as defined in the Policy) will be final and binding and will be given the maximum deference permitted by law.

•
My current indemnification rights, whether in an individual agreement or the Company’s organizational documents, exclude the right to be indemnified for amounts required to be recovered under the Policy.

•
My failure to comply in all respects with the Policy is a basis for termination of my employment with the Company and any affiliate of the Company, as well as any other appropriate discipline.

•
I will abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Recoverable Incentive Compensation (as defined in the Policy) to the Company, as determined in accordance with the Policy.

Signature: ________________________

Printed Name: ____________________

Date: ____________________________